As filed with the Securities and Exchange Commission on June 27, 2018

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRICIDA, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	46-3372526
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7000 Shoreline Court

Suite 201

South San Francisco, CA 94080 (415) 429-7800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerrit Klaerner, Ph.D.

Chief Executive Officer & President

Tricida, Inc.

7000 Shoreline Court

Suite 201

South San Francisco, CA 94080 (415) 429-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Geoffrey W. Levin, Esq. Sharon R. Flanagan, Esq. Istvan A. Hajdu, Esq. Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 Telephone: (212) 839-5300 Fax: (212) 839-5599	David Peinsipp Divakar Gupta, Esq. Charles S. Kim, Esq. Cooley LLP 101 California Street 5th Floor San Francisco, CA 94111 Telephone: (415) 693-2000 Fax: (415) 693-2222

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-225420

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	(Do not check if a smaller reporting company) ☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE (2)(3)
Common stock, $0.001 par value per share	1,610,000	$19.00	$30,590,000	$3,808.50

(1)	The Registrant is registering 1,610,000 shares of common stock pursuant to this Registration Statement, which includes 210,000 shares which the underwriters have the option to purchase. Does not include shares of common stock that the Registrant previously registered on Registration Statement on Form S-1 (File No. 333-225420), as amended (the “Registration Statement”).
(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	The Registrant previously registered 11,845,000 shares of its common stock on the Registration Statement, which was declared effective by the Securities and Exchange Commission on June 27, 2018, for which a filing fee of $26,545 was paid. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having the proposed maximum aggregate offering price of $30,590,000 is hereby registered.

This registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended (“Securities Act”), Tricida, Inc. (“Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (“Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-225420) (the “Prior Registration Statement”), which the Registrant originally filed with the Commission on June 4, 2018, and subsequently amended on June 18, 2018, June 25, 2018 and June 27, 2018, and which the Commission declared effective on June 27, 2018.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of common stock, par value $0.001 per share, offered by the Registrant by 1,610,000 shares, 210,000 of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of the Registrant’s common stock. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, including all amendments and exhibits thereto, are incorporated by reference herein.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit number	Description

5.1*	Opinion of Sidley Austin LLP

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Sidley Austin LLP (included in Exhibit 5.1)

24.1†	Power of Attorney

*	Filed herewith.
†	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-225420).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in South San Francisco, State of California on June 27, 2018.

TRICIDA, INC.

By:	/s/ Gerrit Klaerner
Name: Gerrit Klaerner, Ph.D.
Title: President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the date indicated:

SIGNATURE		DATE

/s/ Gerrit Klaerner Gerrit Klaerner, Ph.D.	Chief Executive Officer, President and Director (principal executive officer)	June 27, 2018

/s/ Geoffrey M. Parker Geoffrey M. Parker	Chief Financial Officer (principal financial officer)	June 27, 2018

/s/ Steffen Pietzke Steffen Pietzke	Vice President of Finance and Chief Accounting Officer (principal accounting officer)	June 27, 2018

* Klaus Veitinger, M.D., Ph.D., M.B.A.	Chairman of the Board of Directors	June 27, 2018

* Robert J. Alpern, M.D.	Director	June 27, 2018

* David Bonita, M.D.	Director	June 27, 2018

* Sandra I. Coufal, M.D.	Director	June 27, 2018

* Kathryn Falberg	Director	June 27, 2018

* David Hirsch, M.D., Ph.D.	Director	June 27, 2018

*By:	/s/ Geoffrey M. Parker
Geoffrey M. Parker Attorney-in-Fact